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                                                                      Exhibit 99
LEVI                                1155 Battery Street, San Francisco, CA 94111
STRAUSS
   & Co.
NEWS
                                                 Investor Contact: Eileen VanEss
                                                                  (415) 501-2477

                                                 Media Contact:   Jeff Beckman
                                                                  (415) 501-1698

           LEVI STRAUSS & CO. OBTAINS COMMITMENT FOR NEW $1.5 BILLION
                         SENIOR SECURED CREDIT FACILITY

SAN FRANCISCO (December 26, 2000) - Levi Strauss & Co. announced today that it has received a commitment for a new $1.5 billion Senior Secured Credit Facility consisting of a $750 million Revolving Credit Facility and $750 million Term Loan, which would replace its existing bank debt under more favorable terms. This new agreement would reduce the company's borrowing costs, extend the maturity of the facility to August 2003, and enable the company to avoid incremental fees and expenses associated with its existing credit facility.

Bill Chiasson, Levi Strauss & Co. Chief Financial Officer stated, "We are very pleased with this commitment. The new facility would not only provide us with greater operating and financial flexibility, but also demonstrates the continuing confidence of our banks in the long-term prospects of our company as we implement our business turnaround."

The commitment is from Bank of America, N.A., Citicorp USA, Inc. and The Bank of Nova Scotia. The commitment is subject to customary conditions, including the negotiation and execution of a definitive credit agreement. Completion of the agreement is expected to occur in late January.

Levi Strauss & Co. is one of the world's leading branded apparel companies, marketing its brands in more than 80 countries worldwide. The company designs and markets jeans and jeans-related pants, casual and dress pants, shirts, jackets and related accessories for men, women and children under the Levi's(R), Dockers(R) and Slates(R) brands.